Exhibit 99.3

TECTONIC THERAPEUTIC, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,748	$28,769
Prepaid expenses and other current assets	1,810	2,115

Total current assets	20,558	30,884
Property, equipment and improvements, net	2,864	3,122
Finance right-of-use assets, net	1,323	1,437
Operating right-of-use assets	2,375	2,669
Deferred offering costs	3,444	669
Restricted cash	587	587
Other assets	4	31

Total assets	$31,155	$39,399

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,563	$409
Accrued expenses and other current liabilities	11,048	8,141
SAFE liabilities	32,590	30,515
Operating lease liability - current portion	1,388	1,348
Finance lease liability - current portion	475	475

Total current liabilities	48,064	40,888
Operating lease liability - net of current portion	1,280	1,644
Finance lease liability - net of current portion	758	876

Total liabilities	50,102	43,408

Commitments and contingencies (Note 6)
Convertible preferred stock (Series A-1, A-2, A-3 and A-4), $0.0001 par value; 6,825,483 shares authorized as of March 31, 2024 and December 31, 2023; 6,825,483 shares issued and outstanding as of March 31, 2024 and December 31, 2023; aggregate liquidation preference of $87,459 as of March 31, 2024 and December 31, 2023	80,627	80,627
Stockholders’ Deficit
Common stock, $0.0001 par value; 11,947,558 shares authorized as of March 31, 2024 and December 31, 2023; 2,637,120 and 2,634,246 shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	6,304	5,979
Accumulated other comprehensive loss	(53)	(11)
Accumulated deficit	(105,825)	(90,604)

Total stockholders’ deficit	(99,574)	(84,636)

Total liabilities, convertible preferred stock and stockholders’ deficit	$31,155	$39,399

The accompanying notes are an integral part of these condensed consolidated financial statements.

TECTONIC THERAPEUTIC, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	$10,818	$12,985
General and administrative	2,150	1,546

Total operating expenses	12,968	14,531

Loss from operations	(12,968)	(14,531)
Other income (expense), net:
Change in fair value of SAFE liabilities	(2,075)	—
Interest income	256	128
Interest expense	(31)	(42)
Other expense	(403)	—

Total other (expense) income, net	(2,253)	86

Net loss	(15,221)	(14,445)

Net loss per share attributable to common stockholders, basic and diluted	$(5.83)	$(6.50)

Weighted-average common shares outstanding, basic and diluted	2,608,740	2,222,800

Other comprehensive loss:
Foreign currency translation adjustment	(50)	—

Comprehensive loss	$(15,271)	$(14,445)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TECTONIC THERAPEUTIC, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock					Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit
Balances as of December 31, 2023	6,825,483	$80,627	2,634,246	$—	$5,979	$(11)	$(90,604)	$(84,636)
Exercise of stock options	—	—	2,874	—	4	—	—	4
Stock-based compensation expense	—	—	—	—	321	—	—	321
Foreign currency translation adjustment	—	—	—	—	—	(42)	—	(42)
Net loss	—	—	—	—	—	—	(15,221)	(15,221)

Balances as of March 31, 2024	6,825,483	$80,627	2,637,120	$—	$6,304	$(53)	$(105,825)	$(99,574)

	Convertible Preferred Stock		Common Stock					Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit
Balances as of December 31, 2022	6,825,483	$80,627	2,525,771	$—	$2,127	$—	$(47,781)	$(45,654)
Exercise of stock options	—	—	1,285	—	1	—	—	1
Stock-based compensation expense	—	—	—	—	275	—	—	275
Net loss	—	—	—	—	—	—	(14,445)	(14,445)

Balances as of March 31, 2023	6,825,483	$80,627	2,527,056	$—	$2,403	$—	$(62,226)	$(59,823)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TECTONIC THERAPEUTIC, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(15,221)	$(14,445)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	377	364
Stock-based compensation expense	321	275
Non-cash lease expense	294	274
Change in fair value of SAFE liabilities	2,075	—
Change in operating assets and liabilities:
Prepaid expenses and other current assets	289	(335)
Other non-current assets	24	(20)
Accounts payable	1,510	1,039
Accrued expenses and other current liabilities	1,382	2,326
Operating lease liabilities	(324)	(293)

Net cash used in operating activities	(9,273)	(10,815)

Cash flows from investing activities:
Purchase of property, equipment and improvements	(4)	(136)

Net cash used in investing activities	(4)	(136)

Cash flows from financing activities:
Payment for deferred offering costs	(554)	—
Proceeds from exercise of common stock options	4	1
Repayment of finance lease obligations	(118)	(144)

Net cash used in financing activities	(668)	(143)

Effect of exchange rate changes on cash and cash equivalents	(76)	—
Net decrease in cash and cash equivalents and restricted cash	(10,021)	(11,094)
Cash and cash equivalents and restricted cash as of beginning of period	29,356	36,553

Cash and cash equivalents and restricted cash as of end of period	$19,335	$25,459

Components of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$18,748	$24,872
Restricted cash	587	587

Total cash, cash equivalents and restricted cash	$19,335	$25,459

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accrued expenses and other current liabilities	$1,576	$—
Supplemental disclosure of cash flow information:
Cash paid for interest	$31	$42

The accompanying notes are an integral part of these condensed consolidated financial statements.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

Business

Tectonic Therapeutic, Inc. (“Company”) is a biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of G-protein coupled receptors (“GPCRs”). Leveraging its proprietary technology platform called GEODe™ (“GPCRs Engineered for Optimal Discovery”), the Company is focused on developing biologic medicines that overcome the existing challenges of GPCR-targeted drug discovery and harness the human body to modify the course of disease. The Company focuses on areas of significant unmet medical need, often where therapeutic options are poor or nonexistent, as these are areas where new medicines have the potential to improve patient quality of life. The Company was incorporated on June 5, 2019 under the laws of the State of Delaware and has its principal headquarters in Watertown, Massachusetts.

Risks and Uncertainties

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure, and extensive compliance reporting capabilities.

The Company’s proprietary GEODe™ platform is currently in development. There can be no assurance that current and future research and development activities will be successfully completed, that adequate protection for owned intellectual property will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies.

Liquidity and Going Concern

As of March 31, 2024, the Company had an accumulated deficit of $105.8 million and has incurred losses and negative cash flows from operations since inception, including a net loss of $15.2 million for the three months ended March 31, 2024. To date, the Company has financed its operations primarily through the issuance of common stock, convertible preferred stock, convertible promissory notes and Simple Agreements for Future Equity (“SAFEs”). The Company has devoted substantially all of its financial resources and efforts to business planning, conducting research and development, recruiting management and technical staff, and raising capital. Management expects that the Company’s operating losses and negative cash flows will continue for the foreseeable future as it continues to develop its product candidates.

As the Company continues to develop its proprietary platform and potential product candidates, it will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. It may never achieve profitability, and unless and until it does, it will continue to need to raise additional capital to fund its operations. On June 20, 2024, the Company completed a merger with AVROBIO, Inc. (“AVROBIO”) pursuant to which the Company received $77.3 million of cash from AVROBIO and completed the sale of $96.6 million of common stock (see Note 14). Management believes that its current cash on hand along with the cash received from the closing of the merger agreement are sufficient to fund the Company’s planned operations for at least one year from the date of issuance of these unaudited condensed consolidated financial statements.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance is meant to refer to GAAP, as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in convertible preferred stock and stockholders’ deficit and cash flows. The information as of December 31, 2023 included in the unaudited interim condensed consolidated balance sheets was derived from audited annual consolidated financial statements but does not contain all of the footnote disclosures from the audited annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements as of and for the years ended December 31, 2023 and 2022.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting periods. Significant items subject to such estimates and assumptions include the contract research accruals, stock-based compensation expense, the fair value of the Company’s common stock, the income tax valuation allowance, and the fair value determination of the SAFEs. Management’s estimates are based on historical experience and various other assumptions that it believes are reasonable under the circumstances. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB, or other standard setting bodies and are adopted by the Company as of the specified effective dates. Unless otherwise discussed, the impact of recently issued standards that are not yet effective are not anticipated to have a material impact on the Company’s condensed consolidated financial statements upon adoption.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in an Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (i) those not carried at fair value with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (ii) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for the Company beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2024 with no material impact on the condensed consolidated financial statements and disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) (“ASU 2023-07”), which enhances the segment disclosure requirements for public entities on an annual and interim basis. Under ASU 2023-07, public entities will be required to disclose significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss. Additionally, current annual disclosures about a reportable segment’s profit or loss and assets will be required on an interim basis. Entities will also be required to disclose information about the CODM’s title and position at the Company along with an explanation of how the CODM uses the reported measures of segment profit or loss in their assessment of segment performance and deciding whether how to allocate resources. Finally, ASU 2023-07 requires all segment disclosures for public entities that have only a single reportable segment. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2023-07 on its condensed consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) (“ASU 2023-09”), which enhances the income tax disclosure requirements for public entities on an annual basis. Under ASU 2023-09, public entities will be required to disclose in their rate reconciliation, on an annual basis, both percentages and amounts in their reporting currency for certain categories in a tabular format, with accompanying qualitative disclosures. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2023-09 on its condensed consolidated financial statements.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	FAIR VALUE MEASUREMENTS

The following tables present information about financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	March 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$17,213	$—	$—	$17,213

	$17,213	$—	$—	$17,213

Liabilities:
SAFE liabilities	$—	$—	$32,590	$32,590

	$—	$—	$32,590	$32,590

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$27,278	$—	$—	$27,278

	$27,278	$—	$—	$27,278

Liabilities:
SAFE liabilities	$—	$—	$30,515	$30,515

	$—	$—	$30,515	$30,515

As of March 31, 2024 and December 31, 2023, the Company’s cash equivalents, which were invested in money market funds, were valued based on Level 1 inputs.

SAFE Liabilities

From October through December 2023, the Company entered into multiple SAFE agreements with certain existing investors and received $34.1 million (see Note 13). The SAFE liabilities are included within the Level 3 fair value hierarchy. The SAFE liabilities were valued using a probability weighted scenario analysis and discount rates derived by application of the build-up method to reflect the cost of equity. The valuation model requires a variety of inputs, including the probability of occurrence of events that would trigger conversion or redemption of the SAFEs, the expected timing of such events, and a discount rate.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The valuations of the SAFE liabilities as of March 31, 2024 and December 31, 2023, were determined based on a probability-weighted scenario analysis that assumed the probabilities of the occurrence of an equity financing, public listing transaction and dissolution to be 10.0%, 87.5% and 2.5% respectively. The estimated time to redemption used in the March 31, 2024 valuation was two months for an equity financing and dissolution and one month for a public listing transaction. The estimated time to redemption used in the December 31, 2023 valuation was five months for an equity financing and dissolution and four months for a public listing transaction. The valuations used a discount rate of 30.2% to approximate the cost of equity, which was derived from application of a build-up method that incorporated the risk-free rate at the valuation date, and adjustments to reflect market risk, a small stock premium, and a selected company-specific risk premium. The valuation of the SAFE liabilities at the October issuance date was determined using the same methodology; however, the discount rate was 30.9% due to the higher risk-free rate at the valuation date. In October 2023, the probabilities of the occurrence of an equity financing, public listing transaction and dissolution used were 87.5%, 10.0%, and 2.5%, respectively. The estimated time to redemption used was 1.5 months for an equity financing and 5.5 months for a public listing transaction and dissolution.

The following table presents activity for the SAFE liabilities that were measured at fair value using significant unobservable Level 3 inputs during the three months ended March 31, 2024 and the year ended December 31, 2023 (in thousands):

SAFE Liabilities
Balance as of January 1, 2023	$—
Initial fair value recognition	31,515
Loss on issuance	255
Fair value adjustments	(1,255)

Balance as of December 31, 2023	30,515
Fair value adjustments	2,075

Balance as of March 31, 2024	$32,590

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET

Property, equipment and improvements, net is comprised of the following (in thousands):

	March 31, 2024	December 31, 2023
Laboratory equipment	$4,548	$4,510
Furniture and office equipment	244	244
Computer equipment	165	161
Construction in progress	—	38
Leasehold improvements	25	25

	4,982	4,978
Less: accumulated depreciation	(2,118)	(1,856)

Property and equipment, net	$2,864	$3,122

Depreciation expense was $0.3 million and $0.2 million during the three months ended March 31, 2024 and 2023 and was recorded as follows (in thousands):

	Three Months Ended March 31,
	2024	2023
General and administrative	$4	$4
Research and development	258	226

	$262	$230

These amounts are exclusive of amortization related to finance lease assets of $0.1 million during the three months ended March 31, 2024 and 2023.

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities is comprised of the following (in thousands):

	March 31, 2024	December 31, 2023
Employee compensation related costs	$3,769	$2,840
Accrued office and laboratory costs	141	211
Accrued contract research organization fees	3,207	2,298
Accrued contract development and manufacturing organization fees	604	660
Accrued professional fees	2,935	1,798
Other current liabilities	392	334

	$11,048	$8,141

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.	COMMITMENTS AND CONTINGENCIES

Leases

The Company’s commitments under its operating and finance leases are described in Note 7.

Harvard Agreement

In July 2020, the Company entered into an agreement with the President and Fellows of Harvard College (“Harvard”), for an option fee in the low five digits, whereby Harvard granted the Company an exclusive option to negotiate a worldwide, exclusive, royalty-bearing license under Harvard’s interest in the patent rights covering certain technology that was developed by Harvard. In October 2021, the Company exercised the option and on February 10, 2022, entered into a license agreement (“License Agreement”) with Harvard to conduct research and development activities using certain materials, technology and patent rights owned by Harvard, with the intent to develop, obtain regulatory approval for, and commercialize products. The License Agreement will remain in effect until the expiration of the last valid claim within the patent rights covering a product developed under the License Agreement or the termination of the License Agreement. Management concluded that the acquisition of patents and materials received under the License Agreement represents an asset acquisition of an in-progress research and development asset without future alternative use; therefore, any consideration paid was expensed.

As consideration for the License Agreement, the Company agreed to pay Harvard a non-refundable license fee, consisting of a cash payment due in three equal annual installments, in total amounting to $170,000 and 227,486 shares of common stock. The installments became due on July 2, 2022 (“First Payment Due Date”) and the first and second anniversaries of the First Payment Due Date. The first payment of $56,666 was paid in July 2022. The common stock issued to Harvard had a fair value of $0.4 million. Both the cash payment and the issuance of shares were expensed to research and development during the year ended December 31, 2022. The second payment of $56,666 was made in July 2023. The remaining installment amount of $56,668 is due in July 2024.

The Company also will be responsible for payment of (1) annual maintenance fees ranging from the low five digits to the low six digits during the term of the License Agreement (through the first commercial sale of a royalty-bearing product); (2) royalty payments as a percentage in the low single digits of the annual net sales that the Company generates from products that utilize the license technology (“Licensed Products”) and royalty payments as a percentage in the low single digits of the annual net sales that the Company generates from know-how enabled product licenses (“Know-How Enabled Products”) and (3) a percentage between 10-20% of all non-royalty income received by the Company under sublicenses, strategic partnerships and know-how enabled product licenses that utilize the license technology. Subsequent to the first commercial sale of a royalty-bearing product, annual maintenance fees will increase to a low six digits for the remainder of the term of the License Agreement. The royalty term from sales of Licensed Products will terminate on a country-by-country and product-by-product basis on the earlier of (i) the expiration of the patent rights covering the product, expected to be no earlier than May 2041, and (ii) the termination of the License Agreement. The royalty term from sales of Know-How Enabled Products will terminate on the earlier of (i) ten years after the first commercial sale of the first Know-How Enabled Product and (ii) twelve years after the first commercial sale of the first Licensed Product. There was less than $0.1 million due to Harvard as of March 31, 2024. During the three months ended March 31, 2024 and 2023, the Company paid $0.1 million to Harvard.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Alloy Therapeutics License Agreement

On November 29, 2021, the Company executed a license agreement with Alloy Therapeutics, LLC (“ATX”), whereby the Company will use ATX technology for the purpose of preclinical development, clinical development and commercialization of potential product candidates, for an initial period of three years, with an option to extend the term for an additional two years. The Company will pay ATX a non-refundable and non-creditable annual fee of $0.1 million on each anniversary of the agreement. On November 7, 2022, the Company and ATX amended the agreement and extended the period of payment for the first fee due in May 2023. Additionally, the Company will be responsible for annual partnering fees if the Company decides to pursue clinical development of a product candidate using the ATX technology. The partnering fees may be creditable against future milestone development fees paid by the Company. The Company will also be responsible to pay ATX development milestone payments for the movement of certain product candidates through clinical trials, which range from the low six digits to the low seven digits upon completion of each milestone and amount to $4.8 million in total milestone payments under the license agreement. Provided the Company is able to commercialize a product using ATX technology, the Company will be responsible to pay ATX commercial payments in the low seven digits per year during the first six years of commercial sales, amounting to an amount in the high eight digits in total commercial payments under the license agreement.

During the three months ended March 31, 2024 and 2023, the Company paid $0.1 million and $0 to ATX, respectively.

Adimab Agreement

On May 1, 2023, the Company entered into a discovery agreement with Adimab, LLC (“Adimab”), an antibody discovery company, whereby the Company and Adimab are collaborating on human antibody discovery in accordance with an agreed upon research program. The Company paid an upfront technology access fee totaling $20,000 upon execution of the agreement.

The Company also will be responsible for payment of (1) quarterly funding equal to 100% of the actual full-time employee (“FTE”) expended by Adimab in the performance of its obligations in accordance with the agreed upon research program at an annual rate of $0.4 million per FTE (subject to annual consumer price index increases) per the agreement, (2) delivery fees equal to $0.1 million upon both Adimab’s initial delivery of sequences or physical materials and completion pursuant to the research program (initial and completion fees payable once per target for a total of up to $0.4 million), (3) a non-creditable, non-refundable fee of $0.5 million upon the exercise of an option to obtain the licenses and assignments for information discovered during the research program, (4) development milestone payments for the movement of certain product candidates thought clinical trials, which range in the low seven digits, and (5) royalty payments based on the annual net sales that the Company generates from products that utilize Adimab technology. The Company has the right to terminate the agreement if certain criteria are met. As of March 31, 2024, the Company recorded $0.1 million of costs associated with the FTEs in accrued expenses and other current liabilities and $0.1 million of discovery delivery fees in accounts payable.

Indemnification Agreements

In accordance with the Company’s amended and restated certificate of incorporation (“ARCOI”) and certain indemnification agreements, the Company indemnifies certain officers and directors for specified events or occurrences, subject to certain limits, in which the officer or director is or was serving at the Company’s request in such capacity.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company enters into certain types of contracts that contingently requires it to indemnify various parties against claims from third parties. These contracts primarily relate to (i) the Company’s bylaws, under which it must indemnify directors and executive officers, and may indemnify other officers and employees, for liabilities arising out of their relationship with the Company, (ii) contracts under which it must indemnify directors and certain officers and consultants for liabilities arising out of their relationship, and (iii) procurement, service or license agreements under which the Company may be required to indemnify vendors, service providers or licensees for certain claims, including claims that may be brought against them arising from the Company’s acts or omissions with respect to the its products, technology, intellectual property or services.

From time to time, the Company may receive indemnification claims under these contracts in the normal course of business. In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on future business, operating results or financial condition. It is not possible to estimate the maximum amount potentially payable under these contracts since there is no history of prior indemnification claims and the unique facts and circumstances involved in each particular claim will be determinative.

As of March 31, 2024 and December 31, 2023, the Company did not have any liabilities or other commitments related to indemnification claims.

7.	LEASES

The Company has entered into operating leases for office and laboratory facilities and financing leases for laboratory equipment used in research and development activities. The remaining lease terms for its leases range from two years to four years. These leases often include options to extend the term of the lease. When it is reasonably certain that the option will be exercised, the impact of the renewal term is included in the lease term for purposes of determining total future lease payments and measuring the ROU asset and lease liability. The Company is not reasonably certain to exercise any available renewal options, which are therefore excluded from the measurement of leases. The Company applies the short-term lease policy election for its real estate and equipment leases, which allows it to exclude from recognition leases with an original term of twelve months or less.

In November 2020, the Company executed a facilities lease agreement to occupy 18,768 square feet of office and laboratory space, that was subsequently amended on April 21, 2022. The lease requires the Company to pay fixed base rent, which is included in the measurement of the lease, as well as its proportionate share of the facilities operating expenses which are treated as variable lease costs based on the Company’s election to combine lease and associated non-lease components and are excluded from the measurement of the lease. The lease expires on January 31, 2026, and contains a five-year renewal option exercisable by the Company which is not included in the measurement of the lease.

In April 2021, the Company entered into an agreement to sublease a portion of its facility lease to a related party (see Note 13) in exchange for $28,333 per month. The sublease agreement was an operating lease with a term of 18 months and was set to expire on September 30, 2022. In July 2022, the Company granted the sublessee permission to terminate the agreement on July 31, 2022. An immaterial adjustment to straight-line rental income and accrued rent receivable was recorded as part of the early termination. The proceeds from the sublease agreement are recorded as an offset to facilities costs in the periods in which they are earned.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth information about lease costs for the three months ended March 31, 2024 and 2023 (in thousands):

	Three Months Ended March 31,
Finance lease cost	2024	2023
Amortization of ROU assets	$114	$134
Interest on lease liabilities	31	42
Operating lease cost	351	351
Short-term lease cost	176	150
Variable lease cost	249	206

Total lease costs	$921	$883

The following table sets forth information about the Company’s leases for the three months ended March 31, 2024 and 2023 (in thousands):

	Three Months Ended March 31,
Cash paid for amounts included in the measurement of lease liabilities	2024	2023
Finance leases - financing cash flows	$118	$144
Finance leases - operating cash flows	31	42
Operating leases - operating cash flows	381	370
Weighted-average remaining lease terms (in years)
Finance leases	2.99	3.97
Operating leases	1.84	2.84
Weighted-average discount rate
Finance leases	9.65%	9.54%
Operating leases	8.25%	8.25%

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the maturity of the Company’s finance and operating lease liabilities for the three months ended March 31, 2024 (in thousands):

Year ended December 31,	Finance Leases	Operating Leases
2024 (remaining)	$434	$1,154
2025	552	1,580
2026	363	132
2027	44	—
2028	—	—
Thereafter	—	—

Total lease payments	1,393	2,866
Less: interest	(160)	(198)

Total lease liabilities	$1,233	$2,668

8.	CONVERTIBLE PREFERRED STOCK

The Company issued Series A-1 convertible preferred stock (the “Series A-1 Preferred Stock”), Series A-2 convertible preferred stock (the “Series A-2 Preferred Stock”), Series A-3 convertible preferred stock (the “Series A-3 Preferred Stock”), and Series A-4 convertible preferred stock (the “Series A-4 Preferred Stock” and collectively with the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, and the Series A-3 Preferred Stock, the “Preferred Stock”).

The Preferred Stock as of March 31, 2024 and December 31, 2023 consisted of the following (in thousands, expect share and per share amounts):

		March 31, 2024 and December 31, 2023
	Par Value	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	$0.0001	4,118,120	4,118,120	$45,016	$54,308	4,118,120
Series A-2 Preferred Stock	$0.0001	1,649,188	1,649,188	21,654	21,749	1,649,188
Series A-3 Preferred Stock	$0.0001	696,516	696,516	9,187	7,348	696,516
Series A-4 Preferred Stock	$0.0001	361,659	361,659	4,770	4,054	361,659

		6,825,483	6,825,483	$80,627	$87,459	6,825,483

Upon the issuance of each series of the Preferred Stock, the Company assessed the embedded conversion and liquidation features of the issued Preferred Stock and determined that such features did not require the Company to separately account for these features.

The Preferred Stock have the following rights and privileges:

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Dividends

The holders of the Preferred Stock are entitled to receive noncumulative dividends if and when declared by the Board at a rate of 8% per annum. The Company may not declare, pay or set aside any dividends on shares of any other series of capital stock of the Company, other than dividends on common stock payable in common stock, unless the holders of the Preferred Stock first receive, or simultaneously receive, a dividend on each outstanding share of the Preferred Stock. No dividends were declared or paid during through the period ended March 31, 2024.

Liquidation

In the event of any involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, holders of the Preferred Stock shall be paid out of the assets of the Company available for distribution an amount per share equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of the Preferred Stock been converted into shares of common stock.

If the assets available for distribution to its stockholders are insufficient to pay the holders of shares of the Preferred Stock the full amount which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution in proportion to the respective amounts which would otherwise be payable if all amounts payable were paid in full.

Voting

On any matter presented to the stockholders of the Company for their actions or consideration at any meeting of the Company, each holder of outstanding shares of Series A-1, Series A-3 and Series A-4 (the “Voting Preferred Stock”) shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of the Voting Preferred Stock are convertible. Holders of outstanding shares of Series A-2 Preferred Stock are not entitled to voting rights.

Redemption

The Preferred Stock is conditionally redeemable upon the occurrence of a Deemed Liquidation Event. A Deemed Liquidation Event is defined as (a) a merger or consolidation (an “event”) in which the Company is a constituent party (or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to the event), except those in which the shares Company’s stock outstanding immediately before the event continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following the event, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such event, the parent corporation of the surviving or resulting corporation and (b) the sale or disposition of the Company or one or more subsidiaries of the Company.

Mandatory Conversion

All outstanding shares of the Preferred Stock shall automatically convert into shares of common stock, at the conversion price upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $39.56280 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock), in a firm-commitment underwritten initial public offering, resulting in at least $75.0 million of gross proceeds and in connection with such offering the common stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors, including the approval of a majority of the preferred directors or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the voting preferred stock (the “Requisite Holders”).

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 14, all of the Company’s outstanding preferred stock converted into common stock immediately prior to the closing of the Merger.

Optional Conversion

Each share of the Preferred Stock shall be convertible at any time and from time to time and without the payment of additional consideration by the holder into such number of fully paid and non-assessable shares of common stock as determined by dividing the original issue price by the conversion price. Each share of Series A-2 Preferred Stock shall be convertible into one share of Series A-1 Preferred Stock.

The conversion price for the Series A-1 Preferred Stock and the Series A-2 Preferred Stock initially is equal to $13.18760, and the initial conversion price for the Series A-3 Preferred Stock and the Series A-4 Preferred Stock is $10.55008 and $11.20946, respectively. The conversion price is subject to adjustment for any stock-splits, stock dividends, combinations or other similar recapitalizations and other adjustments as set forth in the Company’s ARCOI.

9.	COMMON STOCK

As of March 31, 2024, the Company’s ARCOI authorized the Company to issue up to 11,947,558 shares of $0.0001 par value common stock, of which, 2,637,120 shares were issued and outstanding.

Voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. Holders of common stock are entitled to one vote for each share of common stock; however, the holders of the common stock shall not be entitled to vote on any amendment to the ARCOI that relates solely to the terms of one or more outstanding series of preferred stock.

The Company has included in issued and outstanding common stock shares of restricted common stock granted by the Company. As of March 31, 2024, there were 2,637,120 common shares issued and outstanding, of which 2,615,555 relate to shares of unrestricted common stock.

10.	STOCK-BASED COMPENSATION

In June 2019, the Company adopted the 2019 Equity Incentive Plan (the “2019 Plan”), which provides employees, consultants and advisors and non-employee members of the Board of Directors and its affiliates with the opportunity to receive grants of stock options, stock awards and equity awards. Since inception, the Company has only issued stock options. Under the 2019 Plan, the Company may grant equity awards that could require the issuance of up to 1,991,264 shares of the Company’s common stock.

For incentive stock options and non-statutory stock options, the option exercise price may not be less than 100% of the estimated fair value on the date of grant. Options granted typically vest over a four-year period but may be granted with different vesting terms. The options expire ten years from the grant date.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A summary of the activity in the 2019 Plan for the three months ended March 31, 2024 is as follows (in thousands except share and per share amounts):

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance as of January 1, 2024	1,875,932	$1.66	8.2	$2,276
Granted	—	—
Exercised	(2,874)	1.54		$4
Forfeited and expired	(19,558)	1.36

Balance as of March 31, 2024	1,853,500	$1.66	7.9	$2,242

Options vested and exercisable as of March 31, 2024	1,068,487	$1.34	7.3	$1,634
Options vested and expected to vest as of March 31, 2024	1,853,500	$1.66	7.9	$2,242

There were no options granted during the three months ended March 31, 2024. The weighted-average grant-date fair value of options granted during the three months ended March 31, 2023 was $1.34 per share. The total intrinsic value of options exercised during the three months ended March 31, 2024 and 2023 was $3,828 and $411, respectively. Forfeitures of options are recorded as incurred.

Cash received from option exercises for the three months ended March 31, 2024 and 2023 was $4,420 and $0, respectively.

The fair values of the options granted in the three months ended March 31, 2023 were estimated based on the BSM option pricing model, using the following assumptions:

Three Months Ended
March 31, 2023
Fair value per share of underlying common stock	$1.34
Expected term (in years)	5.93
Expected volatility	111.05% -111.21%
Risk-free interest rate	3.65%
Expected dividend yield	0%

Restricted Common Stock

Since 2019, the Company has granted restricted common stock to founders, employees and consultants. The purchase price of the restricted common stock is the estimated fair value on the grant date and the restricted stock is subject to various vesting schedules. Unvested restricted common stock are subject to repurchase rights held by the Company at the original issuance price in the event the restricted common stockholders’ service to the Company is terminated either voluntarily or involuntarily. As of March 31, 2024, there were 21,565 shares of unvested restricted common stock, with a repurchase liability of less than $0.1 million, that is classified in accrued expenses and other current liabilities in the accompanying condensed consolidated balance sheet.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes restricted stock activity:

Number of Shares
Unvested restricted common stock as of January 1, 2024	35,494
Granted	—
Vested	(13,929)
Forfeited	—

Unvested restricted common stock as of March 31, 2024	21,565

The weighted-average grant date fair value of unvested restricted common stock and restricted common stock vested and forfeited for the three months ended March 31, 2024 and 2023 was immaterial.

Stock-Based Compensation Expense

The Company recorded stock-based compensation expense regarding its employees and nonemployees as follows (in thousands):

	Three Months Ended March 31,
	2024	2023
General and administrative	$193	$174
Research and development	128	101

	$321	$275

The Company records compensation expense on a straight-line basis over the vesting period. As of March 31, 2024, total compensation cost not yet recognized related to unvested stock options was $2.0 million, which is expected to be recognized over a weighted-average period of 2.4 years.

11.	INCOME TAXES

During the three months ended March 31, 2024 and 2023, the Company recorded no income tax provision or benefit.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of net operating loss carryforwards. The Company has considered its history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. As a result, as of March 31, 2024, the Company has maintained a full valuation allowance against its net deferred tax assets.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.	NET LOSS PER SHARE

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2024	2023
Numerator:
Net loss attributable to common stockholders	$(15,221)	$(14,445)

Denominator:
Weighted-average common shares outstanding, basic and diluted	2,608,740	2,222,800

Net loss per share attributable to common stockholders, basic and diluted	$(5.83)	$(6.50)

The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. For the three months ended March 31, 2024 and 2023, the Company excluded the following potential common shares from the computation of diluted net loss per share attributable to common stockholders for the period because including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
	2024	2023
Convertible preferred stock (as converted to common stock)	6,825,483	6,825,483
Stock options to purchase common stock	1,853,500	1,597,259
Unvested restricted common stock	21,565	294,733
SAFEs (as converted to common stock)	2,752,216	—

	11,452,764	8,717,475

13.	RELATED PARTY TRANSACTIONS

Scientific Advisory Board Member

One of the Company’s co-founders is a member of the Company’s Scientific Advisory Board (“SAB”) and meets the criteria of a related party. For each of the three months ended March 31, 2024 and 2023, the Company paid the SAB member fees in the amount of less than $0.1 million for advisory services provided. There were no amounts due to or from this related party as of March 31, 2024 and December 31, 2023.

License Agreement

Harvard College (“Harvard”) meets the criteria of a related party resulting from the Company’s co-founders’ employment as professors in the Harvard Department of Molecular Pharmacology. Additionally, both co-founders were members of the Board during the three months ended March 31, 2024 and one co-founder is a major shareholder in the Company. Core intellectual property utilized by the Company is licensed from Harvard in exchange for license fees, future milestones and royalties, and equity in the Company in the form of common stock.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2024 and 2023, the Company paid Harvard $0.1 and $0.1 million in cash considerations, respectively (see Note 6). Accounts payable to Harvard amounted to less than $0.1 million and $0.1 million as of March 31, 2024 and December 31, 2023, respectively.

SAFE Agreements

From October through December 2023, the Company entered into multiple SAFE agreements with certain existing investors and received $34.1 million representing the purchase amount. All investors are considered related parties of the Company.

The SAFE agreements have no maturity date, bear no interest, and will be redeemed by the Company upon the occurrence of a triggering event, including an equity financing, public listing transaction, change of control or dissolution. Equity financing is defined as a sale of the Company’s preferred stock at a fixed valuation. In the event of an equity financing, the SAFEs will automatically be redeemed through delivery of a variable number of shares of Company preferred stock equal to the SAFE purchase amount divided by the preferred stock per share issuance price in the equity financing. In the case of the SAFE agreements issued in October 2023, a 10% discount will be applied to the per share issuance price in the equity financing in determining the number of shares of Company preferred stock issued to the investors upon redemption.

Public listing transaction is defined as a direct listing, initial public offering (“IPO”) of the Company’s common stock, a reverse merger or a SPAC transaction. In any of these instances, the SAFEs will automatically be redeemed through delivery of a variable number of shares of the Company’s common stock determined by dividing the SAFE purchase amount by the offering or conversion price in the respective transaction. In the event of a change in control transaction, the SAFE investors will be entitled to receive a portion of the transaction proceeds equal to the greater of the SAFE purchase amount, payable in cash or other consideration, or the amount payable on the number of shares of the Company’s common stock equal to the SAFE purchase amount divided by the change in control conversion price, as defined in the agreement. In a dissolution event, the investor will automatically be entitled to receive a portion of the dissolution purchase amount equal to the SAFE proceeds.

The SAFEs are not in the legal form of an outstanding share or debt and therefore were evaluated under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). Because the SAFEs allow for redemption based upon certain triggering events that are outside the Company’s control, the SAFEs were classified as liabilities pursuant to ASC 480 and initially measured at their fair value upon issuance. In addition, until redemption, the SAFEs are measured at fair value on a recurring basis with subsequent changes in fair value recoded in the Company’s statement of operations and comprehensive loss.

The SAFEs issued in October 2023 were recognized at their fair value of $10.4 million on the issuance date. The issuance date fair value exceeded the proceeds received by approximately $0.3 million and this difference was recognized as loss at issuance in the consolidated statement of operations and comprehensive loss. The SAFEs issued in December 2023 were recognized at their fair value of approximately $21.4 million on the issuance date. The proceeds received exceeded the issuance date fair value by approximately $2.6 million and this difference was recognized as a capital contribution from the related party investors in additional paid-in capital in the consolidated statement of stockholders’ deficit. The subsequent measurement to the total SAFE liabilities fair value of $32.6 million is recorded in the condensed consolidated statement of operations and comprehensive loss.

TECTONIC THERAPEUTIC, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 20, 2024, which is the date the unaudited condensed consolidated financial statements were available to be issued, to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements.

Merger with AVROBIO

As discussed in Note 1, on January 30, 2024, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with AVROBIO, pursuant to which the subsidiaries of AVROBIO merged with and into the Company on June 20, 2024, with the Company continuing as a wholly owned subsidiary of the surviving corporation of the merger (the “Merger”). The Merger is being accounted for as a reverse recapitalization in accordance with GAAP, with AVROBIO treated as the acquired company for financial reporting purposes, and the Company treated as the accounting acquirer.

Upon the closing of the Merger, each outstanding share of the Company’s common stock, including outstanding and unvested restricted stock, was converted into the right to receive a number of shares of AVROBIO’s common stock based on the Exchange Ratio, as defined in the Merger Agreement. Each outstanding and unexercised option to purchase shares of the Company’s common stock immediately prior to closing was assumed by AVROBIO and was converted into an option to purchase shares of AVROBIO common stock, with necessary adjustments to the number of shares and exercise price to reflect the Exchange Ratio. All of the Company’s restricted common stock outstanding and unvested immediately prior to the closing that was assumed by AVROBIO in the Merger remains unvested to the same extent and is subject to the same repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement.

The Company’s stockholders received approximately 10,956,614 shares of AVROBIO common stock in connection with the Merger, including 6,901 shares of AVROBIO common stock subject to vesting terms, based on the number of shares of the Company’s common stock outstanding immediately prior to the Merger, including restricted stock, the number of shares of common stock issued to investors participating in the Subscription Agreements (as defined below) and SAFEs, and the Company’s convertible preferred stock outstanding immediately prior to the Merger, which was converted into shares of the Company’s common stock on a one-for-one basis immediately prior to the closing of the Merger.

Subscription Agreement

Concurrently with the closing of the Merger, certain investors of the Company completed the purchase of 7,790,889 shares of the Company’s common stock pursuant to that certain subscription agreement dated January 30, 2024 (the “Subscription Agreement”) at a purchase price of approximately $12.40 per share for an aggregate purchase price of approximately $96.6 million. Shares of the Company’s common stock issued pursuant to the Subscription Agreements were converted into 4,163,606 shares of AVROBIO common stock at the closing of the Merger based on the exchange ratio, pursuant to the Merger Agreement.